Exhibit (m)

Rule 12b-1 Plan

SIT MUTUAL FUNDS, INC.

DISTRIBUTION PLAN

(Rule 12b-1 Plan)

This Distribution Plan (the “Plan”) is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Sit Mutual Funds, Inc. a Minnesota corporation and the issuer of the series of shares of common stock representing the open-end management investment companies set forth in the Exhibit A hereto (each a “Fund”, collectively the “Funds”), on behalf of each Fund’s Class S shares. The Plan has been approved by a majority of the Company’s Board of Directors, including a majority of the directors who are not “interested persons” of the Funds as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreement regarding the distribution of the Funds (the “Disinterested Directors”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Directors determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders. Such approval by the Board of Directors included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

In addition, in reviewing the Plan, the Board of Directors considered the proposed range and nature of payments and terms of the investment advisory agreements between each Fund and Sit Investment Associates, Inc. (the “Adviser”), the range and nature of payments pursuant to the Plan, and the nature and amount of other payments, fees and commissions that may be paid to the Adviser, its affiliates and other agents of the Funds. The Board of Directors, including the Disinterested Directors, concluded that the proposed overall compensation of the Adviser and its affiliates was fair and not excessive.

In its considerations, the Board of Directors also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Funds to the Distributor, or other firms under agreements with respect to a Fund may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to Rule 12b-1. Accordingly, the Board of Directors determined that the Plan also should provide that payments by the Funds and expenditures made by others out of monies received from the Funds that are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The provisions of the Plan are as follows:

1.	PAYMENTS BY A FUND TO PROMOTE THE SALE OF FUND SHARES

Each Fund will pay the Distributor a distribution fee of 0.25% of the average daily net assets of each Fund’s Class S Shares in connection with the promotion and distribution of Fund shares, including, but not necessarily limited to, advertising, compensation to underwriters, dealers, selling personnel, financial advisers and other financial intermediaries such as retirement plan record keepers and discount brokerage firms engaged in the distribution of Fund shares or assisting Fund investors before and after the investment in Fund shares, the printing and mailing of prospectuses, statements of additional information and reports to other than current Fund shareholders, the printing and mailing of sales literature pertaining to the Funds, and obtaining whatever information, analyses and reports with respect to marketing and promotional activities that a Fund may, from time to time, deem advisable. Such services and activities shall be deemed to be covered by this Plan whether performed directly by the Distributor or by any registered securities dealer, financial institution or intermediary or any other person (the “Recipient”) and may pay a portion of these fees to any such Recipient that renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services with respect to a Fund. The distribution fee is not tied exclusively to actual distribution expenses, and the fee may exceed the expenses actually incurred; however, the payments of this fee shall be subject to any limitation set forth in applicable regulations of the National Association of Securities Dealers (“NASD”).

2.	RULE 12B-1 DISTRIBUTION AGREEMENT

The Distributor will execute a Distribution Agreement (the “Agreement”) with the Funds for the provision of distribution related services and implementation of the Plan. However, no agreement relating to the implementation of the Plan shall be entered into with respect to the Funds and no payments shall be made pursuant to any such agreement, unless such agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such agreement. The form of the Agreement relating to the Funds attached hereto as Appendix A has been approved by the Funds’ Board of Directors as specified above.

No agreement relating to the implementation of the Plan may be entered into unless it provides (i) that it may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of such Fund, or by vote of a majority of the Disinterested Directors, on not more than 60 days’ written notice to the other party to the agreement, and (ii) that it shall automatically terminate in the event of its assignment.

Any agreement relating to the implementation of the Plan shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such agreement.

3.	QUARTERLY REPORTS

The Distributor (or other party on behalf of the Distributor) shall provide to the Board of Directors, and the Directors shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Directors may reasonably request.

4.	EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective with respect to a Fund immediately upon approval by the vote of a majority of the Board of Directors, and of the Disinterested Directors, of such Fund cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to a Fund for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to a Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Directors, and of the Disinterested Directors, of such Fund cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Agreement, may be terminated with respect to a Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of shareholders of such Fund, or by vote of a majority of the Disinterested Directors.

5.	BOARD OF DIRECTORS

During the period in which the Plan is effective the Company’s Board of Directors shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the Act.

6.	AMENDMENTS

The Plan and the Distribution Agreement may be amended with the approval of the Board of Directors provided that neither the Plan nor the Distribution Agreement may be amended to increase materially the amount to be spent for distribution of shares without approval by a majority of the outstanding Fund shares. All material amendments to the Plan and the Distribution Agreement shall also be approved by the Disinterested Directors cast in person at a meeting called for the purpose of voting on any such amendment.

7.	RECORDKEEPING

The Funds shall preserve copies of the Plan, any Agreement, any amendments thereto, and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Agreement or such reports, as the case may be, the first two years in an easily accessible place.

8.	SEVERABILITY

The provisions of the Plan are severable for each series or class of shares.

9.	BROKERAGE PROHIBITIONS

The Funds shall not: a.) compensate a broker or dealer for any promotion or sale of shares issued by the Funds by directing to the broker or dealer the Fund’s portfolio securities transactions or any remuneration received or to be received from the Fund’s portfolio transactions effected through any other broker or dealer; and b.) direct its portfolio securities transactions to a broker or dealer that promotes or sells the Fund’s shares, unless the Fund or the Distributor has implemented, and the Board of Directors and the Disinterred Directors have approved policies and procedures reasonably designed to prevent the consideration of the promotion or sale of the Fund’s shares as a factor in selecting brokers and dealers to effect the Fund’s portfolio securities transactions; and enter any agreement (oral or written) under which the company directs portfolio securities transactions or any remuneration to a broker or dealer in consideration for the promotion or sale of the Fund’s shares.

10.	COMPLIANCE WITH STATUTES, RULES AND REGULATIONS

The sale of Fund shares must comply with federal securities laws, disclosure provided to customers (including the Fund’s then current prospectus) and any applicable dealer agreement.

SIT MUTUAL FUNDS, INC.

DISTRIBUTION PLAN

EXHIBIT A

Fund Name

Sit Dividend Growth Fund (series G)

Sit Global Dividend Growth Fund (series H)

Sit Small Cap Dividend Growth Fund (series I)

Exhibit A - 1

SIT MUTUAL FUNDS, INC.

DISTRIBUTION AGREEMENT

APPENDIX A

March 20, 2015

Mr. Roger J. Sit

SIA Securities Corp.

3300 IDS Center

80 South Eighth Street

Minneapolis, MN 55402-2211

Dear Mr. Sit:

This Distribution Agreement (“Agreement”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Company Act”) by Sit Mutual Funds, Inc. a Minnesota corporation and the issuer of the series of shares of common stock representing the open-end management investment companies set forth in the Exhibit A to the Distribution Plan (each a “Fund”, collectively the “Funds”), on behalf of each Fund’s Class S shares, and is governed by the terms of the Funds’ Distribution Plan pursuant to Rule 12b-1 (the “Plan”).

The Plan has been approved by a majority of the Directors who are not interested persons of the Funds and who have no direct or indirect financial interest in the operation of the Plan (the “Disinterested Directors”), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of the Board of Directors and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders.

I.        To the extent you, in your capacity as the Distributor pursuant to this Agreement, provide eligible shareholder services of the type identified in the Plan to the Funds, we shall pay you a monthly fee based on the average net asset value of each Fund’s Class S Shares.

II.        In no event may the aggregate annual fee paid to you pursuant to the Plan with respect to a Fund exceed ..25% of the value of the net assets of the Class S Shares of such Fund (determined in the same manner as the Fund uses to compute its net assets as set forth in its then-effective Prospectus), without approval by a majority of the outstanding shares of the applicable Class.

III.        You shall furnish to the Board of Directors, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by you with respect to each Fund and the purposes for which such expenditures were made.

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IV.        All communications to the Funds shall be sent to you, as Distributor for the Funds, at the following address:

Sit Mutual Funds, Inc.

3300 IDS Center

80 South Eighth Street

Minneapolis, MN 55402-2211

Any notice to you shall be duly given if mailed or delivered to you at your address as indicated in this Agreement.

V.        This Agreement may be terminated with respect to a Fund by us or by you, by the vote of a majority of the Directors who are Disinterested Directors of a Fund, or by a vote of a majority of the outstanding shares of a Fund, on sixty (60) days’ written notice, all without payment of any penalty. This Agreement shall also be terminated automatically in the event of its assignment by you or by any act that terminates the Plan. If this Agreement is terminated your ability to receive fees under the Plan shall be limited as provided for in the Plan.

VI.        The provisions of the Plan insofar as they relate to you are incorporated herein by reference.

This Agreement shall take effect on the date indicated below, and the terms and provisions thereof are hereby accepted and agreed to by us as evidenced by our execution hereof.

SIT MUTUAL FUNDS, INC.

By:	/s/ Roger J. Sit

Its:	President

Dated: March 20, 2015

Agreed and Accepted:

SIA SECURITIES CORP.

By:	/s/ Paul E. Rasmussen

Its:	President

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